Exhibit 99
ArcLight agrees to sell Hamakua Energy Partners plant
to Pacific Current, new HEI subsidiary
Customers unaffected by change in ownership to Hawai'i-based company

HONOLULU, Sept. 20, 2017 - An affiliate of ArcLight Capital Partners, a Boston-based private equity firm (ArcLight) focused on energy infrastructure investments, has signed an agreement to sell its 60-megawatt Hamakua Energy Partners plant for an undisclosed price to Pacific Current, a newly established subsidiary of Hawaiian Electric Industries (HEI).

The plant, located in Honoka‘a, sells power to Hawai‘i Electric Light Company (HELCO) under an existing power purchase agreement (PPA) that expires in 2030. The terms of the existing PPA will remain unchanged ensuring that HELCO rates will not be affected by ArcLight’s sale of the facility.

Management and operations of the plant will not change. The plant, which employs 15, will continue to be managed and operated by Consolidated Asset Management Services, which has managed the plant since 2010.

"It has been a privilege serving the people of Hawai‘i Island and providing their energy needs over the past seven years," said Daniel Revers, ArcLight's managing partner and founder.

The sale to a subsidiary of HEI will provide stable, local ownership of this critical power supply infrastructure, which can provide 22 percent of Hawai‘i Island's generating capacity. The facility, which went into operation in 2001, is one of the highest efficiency, lowest emission power plants in the state.

"We're pleased to be able to purchase the plant and keep it operating under the existing PPA," said Greg Hazelton, HEI executive vice president. "The plant is vital in providing firm power to ensure continued reliability for customers while HELCO works to transition its power supply to meet the state’s 100 percent renewable energy goal.”

In February 2016, HELCO, a regulated public utility, applied to the Public Utilities Commission to acquire and operate the plant. The application was denied in March of this year, with regulators citing what they believed to be insufficient benefits to customers if the plant was directly owned by HELCO. Pacific Current’s acquisition will allow ArcLight to complete its planned sale of the facility.

“Knowing the importance of this facility to Hawai‘i Island and the ability of our company to provide a strong financial foundation for its continued operation, we made the decision to acquire the plant, with the purchase price and risks of ownership borne solely by HEI shareholders, not customers of HELCO,” Hazelton said.

About ArcLight Capital Partners

ArcLight is one of the leading private equity firms focused on energy infrastructure investments. Founded in 2001, ArcLight helped pioneer an asset-based private equity approach to investing in the dynamic energy sector. ArcLight has invested approximately $19 billion in 103 transactions since inception. Based in Boston, the firm’s investment team employs a hands-on value creation strategy that utilizes its in-house technical, operational and commercial specialists as well as its 750-person asset management affiliate. More information about ArcLight, and a complete list of ArcLight's portfolio companies, can be found at www.arclightcapital.com.

About Pacific Current

Pacific Current is a newly established subsidiary of HEI (NYSE: HE). Pacific Current is part of HEI’s strategy to develop and invest in opportunities that serve as catalysts for a better Hawai‘i. Hawaiian Electric, Maui Electric and Hawai‘i Electric Light are regulated utilities that are subsidiaries of HEI. Other HEI companies include American Savings Bank. For more information, visit www.hei.com.

Contacts

A.J. Halagao
Hawaiian EIectric Industries
(808) 543-5889
ajhalagao@hei.com

Matt Nelson
ArcLight Capital Partners
(617) 531-6360